Exhibit 99.1
Saia, Inc. Reports Fourth Quarter 2008 Results
Earnings per share of $0.11 from continuing operations
JOHNS CREEK, GA – January 30, 2009 – Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier (“the Company”), today reported fourth quarter 2008 results. Earnings per share were $0.11 from continuing operations compared to $0.05 in the prior year quarter. Fourth quarter revenue was $231 million, down 5 percent from prior year, reflecting softer tonnage and declining fuel surcharge. Operating income from continuing operations was $5.3 million compared to the prior year quarter operating income of $3.9 million.
Fourth quarter 2008 highlights include:
•	Operating ratio from continuing operations improved to 97.7 from 98.4

•	LTL tonnage per workday decreased 4.7%

•	LTL yield decreased 0.2% due to reduced fuel surcharge partially offset by increasing length of haul

•	Prior year quarter results included a charge of $0.04 per share resulting from an employment related matter
“I was pleased that our cost execution allowed us to achieve improved earnings per share and operating margins in spite of one of the worst economic environments in decades,” said Rick O’Dell, President and Chief Executive Officer. “Just as important, Saia employees again demonstrated best in class service by delivering 97.4% on-time delivery performance.”
Revenue for the full year 2008 exceeded $1.0 billion, an increase of 6 percent from 2007. Operating income from continuing operations for 2008 was $26 million, compared with 2007 operating income of $38 million which included $2.4 million in integration expenses. Income from continuing operations was $9.7 million in 2008 compared to $17.1 million in 2007. Earnings per share from continuing operations were $0.71 in 2008, compared to $1.22 in 2007 which included charges for integration.
2008 highlights are summarized as follows:
•	Operating ratio was 97.5 vs. 96.1 in the prior year

•	LTL tonnage per workday decreased 3.0%

•	LTL yield increased 9.1% including the impact of higher fuel surcharge and longer length of haul

•	The impact of equity based compensation was negligible compared to a benefit of $3.0 million in prior year

Saia, Inc. Fourth-Quarter 2008 Earnings

“During 2008, we continued to focus on our strategy of building density, customer satisfaction, cost reduction supported by engineered process improvements and effective balance sheet management. While absolute profitability deteriorated due to the difficult environment, underlying fundamental execution on service and key cost metrics improved significantly in 2008. Our balance sheet also improved with a reduction in net debt by $56.9 million during the year. We believe our ability to execute on critical initiatives will allow us to continue to navigate through this challenging environment. As we continue to capitalize on effective marketing and excellent service offerings, we feel that Saia’s broad coverage, reliable service and solid cost execution provide a solid foundation for long-term profitable growth and increased shareholder and customer value” O’Dell said.
Financial Position and Capital Expenditures
Total debt was $136.4 million at December 31, 2008. Net of the Company’s $27.1 million cash balance at December 31, 2008, net debt to total capital was 33.9 percent. This compares to total debt of $172.8 million and net debt to total capital of 45.3 percent at December 31, 2007.
Net capital expenditures from continuing operations for 2008 were $26 million. This compares to $89 million of capital expenditures in 2007. The Company is planning net capital expenditures in 2009 of approximately $10 million. This reduced level is due to the uncertain economic environment and will be reevaluated as tonnage improves.
Due to the deteriorating macro-environment, declines in the stock market and the decline in the price of the Company’s common stock, the Company has experienced a significant decline in its market capitalization.   As a result, the Company is currently performing an impairment analysis of its goodwill of approximately $35 million.  In the event that the Company determines its goodwill is impaired in whole or part, this would result in a one-time, non-cash charge not to exceed the goodwill balance.
Conference Call
Management will hold a conference call to discuss fourth-quarter results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 1-877-558-9192 or dial 706-758-1748 for international calls with conference id #79937020. Callers should dial in five to 10 minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com. A replay of the call will be available two hours after the completion of the call through February 06, 2009. The replay will be available by dialing 1-800-642-1687 or 706-645-9291.
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).”
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 147 terminals, Saia employs 7,800 people. For more information, visit Investor Relations at www.saia.com.

Saia, Inc. Fourth-Quarter 2008 Earnings

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); integration risks; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of ongoing litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations; effectiveness of company-specific performance improvement initiatives; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.
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CONTACT:	Saia, Inc. Renée McKenzie, Treasurer RMcKenzie@Saia.com 678.542.3910

Saia, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$27,061	$6,656
Accounts receivable, net	93,691	107,116
Prepaid expenses and other	34,875	37,837

Total current assets	155,627	151,609

PROPERTY AND EQUIPMENT:
Cost	615,212	596,357
Less: accumulated depreciation	259,410	227,585

Net property and equipment	355,802	368,772
GOODWILL AND OTHER ASSETS	39,427	40,202

Total assets	$550,856	$560,583

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and checks outstanding	$46,572	$42,732
Wages and employees’ benefits	28,148	32,862
Other current liabilities	43,262	38,138
Current portion of long-term debt	28,899	12,793

Total current liabilities	146,881	126,525

OTHER LIABILITIES:
Long-term debt, less current portion	107,500	160,052
Deferred income taxes	56,284	55,961
Claims, insurance and other	27,215	17,393

Total other liabilities	190,999	233,406

SHAREHOLDERS’ EQUITY:
Common stock	14	13
Additional paid-in capital	174,079	170,260
Deferred compensation trust	(2,757)	(2,584)
Retained earnings	41,640	32,963

Total shareholders’ equity	212,976	200,652

Total liabilities and shareholders’ equity	$550,856	$560,583

Saia, Inc.
Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2008 and 2007
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
OPERATING REVENUE	$230,860	$243,710	$1,030,421	$976,123

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	127,895	130,291	537,857	524,599
Purchased transportation	16,748	20,172	78,462	76,123
Fuel, operating expenses and supplies	54,455	62,196	279,763	227,198
Operating taxes and licenses	8,340	8,765	35,356	34,474
Claims and insurance	8,116	8,492	32,860	36,754
Depreciation and amortization	10,057	10,083	40,898	38,685
Operating gains, net	(25)	(171)	(435)	(2,305)
Integration charges	—	—	—	2,427

Total operating expenses	225,586	239,828	1,004,761	937,955

OPERATING INCOME	5,274	3,882	25,660	38,168

NONOPERATING EXPENSES:
Interest expense	3,261	2,934	12,441	10,049
Other, net	197	(19)	419	(272)

Nonoperating expenses, net	3,458	2,915	12,860	9,777

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,816	967	12,800	28,391
Income tax provision	367	251	3,085	11,306

INCOME FROM CONTINUING OPERATIONS	1,449	716	9,715	17,085
Income (loss) from discontinued operations, net	(43)	1,257	(1,038)	1,257

NET INCOME	$1,406	$1,973	$8,677	$18,342

Average common shares outstanding — basic	13,347	13,281	13,316	13,823

Average common shares outstanding — diluted	13,633	13,433	13,612	14,038

Basic earnings per share-continuing operations	$0.11	$0.05	$0.73	$1.24
Basic earnings (loss) per share-discontinued operations	—	0.09	(0.08)	0.09

Basic earnings per share	$0.11	$0.15	$0.65	$1.33

Diluted earnings per share-continuing operations	$0.11	$0.05	$0.71	$1.22
Diluted earnings (loss) per share-discontinued operations	—	0.09	(0.08)	0.09

Diluted earnings per share	$0.10	$0.15	$0.64	$1.31

Saia, Inc.
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007
(Amounts in thousands)
(Unaudited)

	2008	2007
OPERATING ACTIVITIES:
Net cash provided by operating activities-continuing operations	$70,248	$46,271
Net cash provided by operating activities-discontinued operations	12,091	—

Net cash provided by operating activities	82,339	46,271

INVESTING ACTIVITIES:
Acquisition of property and equipment	(27,808)	(95,486)
Proceeds from disposal of property and equipment	1,803	6,401
Acquisition of business	—	(2,344)

Net cash used in investing activities	(26,005)	(91,429)

FINANCING ACTIVITIES:
Proceeds from long-term debt	25,000	73,724
Repayment of long-term debt	(61,517)	(11,402)
Repurchase of common stock	—	(23,226)
Proceeds from stock option exercises	588	2,049

Net cash provided by (used in) financing activities	(35,929)	41,145

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	20,405	(4,013)
CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	6,656	10,669

CASH & CASH EQUIVALENTS, END OF YEAR	$27,061	$6,656

Saia, Inc.
Financial Information
For the Quarters Ended December 31, 2008 and 2007
(Amounts in thousands)
(Unaudited)

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2008	2007	Change	2008	2007	Change
Workdays					62	62

Operating ratio		97.7	98.4

F/S Revenue	LTL	215,249	226,738	(5.1)	3,471.8	3,657.1	(5.1)
	TL	15,611	16,972	(8.0)	251.8	273.7	(8.0)
	Total	230,860	243,710	(5.3)	3,723.6	3,930.8	(5.3)

Revenue excluding	LTL	216,002	226,995	(4.8)	3,483.9	3,661.2	(4.8)
revenue recognition	TL	15,666	16,991	(7.8)	252.7	274.0	(7.8)
adjustment	Total	231,668	243,986	(5.0)	3,736.6	3,935.3	(5.0)

Tonnage	LTL	865	907	(4.7)	13.94	14.63	(4.7)
	TL	161	180	(10.3)	2.60	2.90	2.1
	Total	1,026	1,086	(5.5)	16.55	18.02	(8.2)

Shipments	LTL	1,596	1,664	(4.1)	25.74	26.84	(4.1)
	TL	22	24	(8.9)	0.35	0.39	2.5
	Total	1,618	1,688	(4.1)	26.10	28.00	(6.8)

Revenue/cwt.	LTL	12.49	12.52	(0.2)
	TL	4.85	4.73	2.6
	Total	11.29	11.23	0.5

Revenue/shipment	LTL	135.33	136.45	(0.8)
	TL	716.24	706.72	1.3
	Total	143.18	144.57	(1.0)

Pounds/shipment	LTL	1,083	1,090	(0.6)
	TL	14,759	14,945	(1.2)
	Total	1,268	1,288	(1.5)